Exhibit (a)(1)(i)

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

c/o BlackRock Advisors, LLC

50 Hudson Yards

New York, New York 10001

Offer to Purchase

Up to 50% of the Issued and Outstanding Shares of Common Stock

of

BlackRock Municipal Credit Alpha Portfolio, Inc.

at

Net Asset Value

by

BlackRock Municipal Credit Alpha Portfolio, Inc. in Exchange for Cash

THE OFFER TO PURCHASE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., EASTERN TIME,

ON SEPTEMBER 19, 2025, UNLESS THE OFFER IS EXTENDED.

To the Common Shareholders of BlackRock Municipal Credit Alpha Portfolio, Inc.:

BlackRock Municipal Credit Alpha Portfolio, Inc. (formerly, BlackRock Municipal Income Fund, Inc.), a diversified, closed-end management investment company organized as a Maryland corporation (the “Fund”), which operates as an “interval fund,” is offering to purchase up to 50% of its issued and outstanding shares of common stock (the “Shares”), as of the Expiration Date (as defined below) (the “Offer Amount”). The offer is to purchase Shares in exchange for cash at a price equal to the net asset value (“NAV”) of the applicable class of Shares (the “Purchase Price”) determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the Expiration Date (as defined below) (the “Valuation Date”). The offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (in the case of shareholders who hold their account directly with BlackRock) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). If more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

In order to participate, shareholders who hold their account directly with BlackRock must deliver the materials described in the Offer to BNY Mellon Investment Servicing (US), Inc. (the “Transfer Agent”) by 4:00 p.m., Eastern time, on September 19, 2025, or such later date to which the Offer is extended (the “Expiration Date”). Shareholders that hold their Shares through a financial intermediary, financial adviser, broker/dealer or other nominee (“Financial Intermediary”) and wish to tender Shares for purchase by the Fund should contact their Financial Intermediary, who will assist with submitting the tender request.

As of August 13, 2025, the Fund had 22,246,250 Institutional Shares outstanding (rounded to the nearest whole Share) with a NAV per share of $12.47; 38,314 Class A Shares outstanding (rounded to the nearest whole Share) with a NAV per share of $12.47; and 320,473 Class U Shares outstanding (rounded to the nearest whole Share) with a NAV per share of $12.47. Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the date of this tender offer and the Valuation Date (the date for which the value of the Shares tendered to the Fund will be determined for purposes of calculating the repurchase price of such Shares), and such change could be material. For the Fund’s most current NAV, you may view online at https://www.blackrock.com/us/individual/products/342396/blackrock-municipal-credit-alpha-portfolio. For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at 1-800-882-0052, Option 4, for shareholders who hold their account directly with BlackRock, or your Financial Intermediary.

The Offer is subject to important terms and conditions, including the conditions listed under Section 4, “Certain Conditions of the Offer.”

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer, passed upon the fairness or merits of the Offer, or determined whether this Offer to Purchase is accurate or complete. Any representation to the contrary is a crime.

If you are not interested in selling any of your Shares at this time, you do not need to do anything. This Offer is not part of a plan to liquidate the Fund. Shareholders are not required to participate in the Offer.

Because this Offer is limited as to the number of Shares that the Fund will repurchase, not all Shares tendered for purchase by shareholders may be accepted for payment by the Fund. This may occur, for example, if one or more large shareholders seek to tender a significant number of Shares or if a large number of shareholders tender Shares.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Transfer Agent:

BNY Mellon Investment Servicing (US), Inc.

FOR OVERNIGHT MAIL:

BNY Mellon Investment Servicing (US), Inc.

Attn: BlackRock Funds

500 Ross Street 154-0520

Pittsburgh, PA 15262

FOR FIRST CLASS MAIL:

BNY Mellon Investment Servicing (US), Inc.

Attn: BlackRock Funds

P.O. Box 534429

Pittsburgh, PA 15253-4429

Tel: 1-800-882-0052, Option 4

IMPORTANT INFORMATION

Shareholders who desire to participate in the Offer and hold their account directly with BlackRock should complete and sign the Letter of Transmittal and mail or fax it to the Transfer Agent in the manner provided for in the Letter of Transmittal and set forth in Section 4, “Procedures for Tendering Shares for Purchase.” If you would like to participate in the Offer and your Shares are held through a Financial Intermediary, please ask your financial adviser, broker/dealer or other financial intermediary to submit a tender request for you. You may be charged a transaction fee for this service by your financial adviser, broker/dealer or other financial intermediary. Please consider any processing time that may be needed prior to the Expiration Date. Each Financial Intermediary may establish its own specific deadline for receipt of completed tender request materials from its clients. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender Shares and, if so, how many Shares to tender, or to refrain from tendering Shares in the Offer.

The Fund reserves the absolute right to reject Shares determined not to be tendered in appropriate form.

Beneficial owners should be aware that their Financial Intermediary may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their Financial Intermediary as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

None of the Fund, its Board of Directors (the “Board of Directors” or the “Board”) or BlackRock Advisors, LLC (the “Investment Advisor”) makes any recommendation to any shareholders as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, its Board of Directors or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, its Board of Directors or the Investment Advisor. Shareholders are urged to carefully evaluate all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

The Fund has filed with the Commission a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Offer.

The making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would, absent prior registration, filing or qualification under applicable laws, not be in compliance with the laws of that jurisdiction. Accordingly, shareholders are required to inform themselves of and observe any such restrictions.

TABLE OF CONTENTS

SUMMARY TERM SHEET		4
1.	Price; Number of Shares	7
2.	Purpose of the Offer	7
3.	Plans or Proposals of the Fund	8
4.	Certain Conditions of the Offer	8
5.	Procedures for Tendering Shares for Purchase	9
6.	Withdrawal Rights	10
7.	Payment for Shares	11
8.	Source and Amount of Consideration	11
9.	Effects of the Offer; Consequences of Participation	12
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares	13
11.	Certain Information about the Fund	14
12.	Additional Information	14
13.	Certain U.S. Federal Income Tax Consequences	14
14.	Certain Legal and Regulatory Matters	17
15.	Amendments; Extensions of Purchase Period; Termination	17
16.	Fees and Expenses	18
17.	Miscellaneous	18
FINANCIAL STATEMENTS		18

SUMMARY TERM SHEET

This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal. We have included section references parenthetically to direct you to a more complete description in the Offer of the topics in this Summary Term Sheet.

What is the Offer?

•

The Fund is offering to purchase up to 50% of its issued and outstanding Shares as of the Expiration Date. The Fund will pay cash for Shares purchased pursuant to the Offer. The Fund will purchase Shares at a price equal to the NAV per Share as of the Valuation Date. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If shareholders tender (and do not timely withdraw) more than the Offer Amount, the Fund will purchase duly tendered Shares from participating shareholders on a pro rata basis, based upon the number of Shares each shareholder tenders for purchase and does not timely withdraw. Shareholders cannot be assured that all of their tendered Shares will be purchased. (See Section 1, “Price; Number of Shares” and Section 7, “Payment for Shares.”)

When will the Offer expire and may the Offer be extended?

•

The Offer will expire at 4:00 p.m., Eastern time, on September 19, 2025, the Expiration Date, unless extended. The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price as of the close of the regular trading session on the NYSE on the newly designated Expiration Date. The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m. Eastern time on the next business day after the Offer otherwise would have expired. (See Section 1, “Price; Number of Shares.”)

•	The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

What is the purpose of the Offer?

•

The Offer is intended to provide shareholders with an additional source of liquidity for their Shares. In approving the Offer, the Board considered a number of factors, including the Investment Advisor’s recommendation in favor of the Offer and that the Offer will provide liquidity for certain large shareholders, whose exit from the Fund could lead to enhanced fundraising outcomes and provide stability to shareholders regarding future fund liquidity through steady state repurchase offer amounts going forward. The Board also considered the potential impact of the Offer on the Fund’s ability to implement its investment strategies, and achieve its investment objective. After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board determined to authorize this Offer.

Will I have to pay anything to participate in the Offer?

•

Shares will be purchased at the Fund’s NAV per Share as of the Valuation Date. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a Financial Intermediary, the Financial Intermediary may charge a service fee for participation in the Offer. (See Section 1, “Price; Number of Shares,” Section 7, “Payment for Shares” and Section 16, “Fees and Expenses.”)

What is the NAV per Share as of a recent date?

•

On August 13, 2025, the NAV per Share for each of Institutional Shares, Class A Shares and Class U Shares of the Fund was $12.47, $12.47 and $12.47, respectively. The NAV on the Valuation Date may be higher or lower than the NAV as of August 13, 2025. For the Fund’s most current NAV per Share, you may view online at https://www.blackrock.com/us/individual/products/342396/blackrock-municipal-credit-alpha-portfolio. For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at 1-800-882-0052, Option 4, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your Shares.

Will the Fund’s NAV per Share be higher or lower on the Valuation Date?

•

No one can accurately predict what the Fund’s NAV per Share will be at any future date, including the Valuation Date. You should realize that the NAV per Share on the Valuation Date may be higher or lower than the NAV as of August 13, 2025 set forth above.

Does the Fund have the financial resources to pay me for my Shares?

•

Yes. If the Fund purchased 11,302,518 Shares (50% of the Shares outstanding as of August 13, 2025, rounded to the nearest whole Share) at a price per Share equal to $12.47 (the NAV per Institutional Share as of August 13, 2025), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, would be approximately $140,942,399. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. The Fund currently does not intend to borrow money to finance the purchase of Shares in the Offer. (See Section 8, “Source and Amount of Consideration.”)

How do I participate in the Offer?

•	If you would like to tender your Shares, you can do so in one of the following two ways:

1.

If your Shares are held through a Financial Intermediary, please ask your Financial Intermediary to submit a tender request for you. You may be charged a transaction fee for this service by your Financial Intermediary. Please consider broker/dealer processing time that may be needed prior to the Expiration Date.

2.

If you have a direct shareholder account held with the Fund (i.e., you receive account statements directly from BlackRock), please complete, sign and date the accompanying Letter of Transmittal. In order to process your request, it must be received in good order by the Transfer Agent, (a) by mail at BNY Mellon Investment Servicing (US), Inc., P.O. Box 534429, Pittsburgh, PA 15253-4429, or (b) by fax to (844) 569-5573 prior to the Expiration Date. Delivery to an address other than that shown above does not constitute valid delivery.

If you wish to tender any of your Shares pursuant to the Offer and are unsure where your account is held, refer to your account statement to determine how your Shares are registered and whom to contact.

Must I tender all of my Shares for purchase?

•	No. You may tender for purchase all or part of the Shares you own. (See Section 1, “Price; Number of Shares.”)

May I withdraw my Shares after I have tendered them for purchase and, if so, by when?

•

Yes, you may withdraw all, but not less than all, of your tendered Shares at any time prior to 4:00 p.m., Eastern time, on September 19, 2025, which is the Expiration Date. (See Section 6, “Withdrawal Rights.”)

How do I withdraw previously tendered Shares?

•

If your Shares are held at your Financial Intermediary, tender requests submitted pursuant to the Offer may be modified or withdrawn at any time prior to the Expiration Date by submitting notice to your Financial Intermediary. In the event you decide to modify or withdraw your tender, you should provide your Financial Intermediary with sufficient notice prior to the Expiration Date. If you have a direct shareholder account held with the Fund (i.e., you receive account statements directly from the Fund), tender requests submitted pursuant to the Offer may be modified or withdrawn at any time prior to the Expiration Date by submitting notice to the Transfer Agent at the address indicated in the enclosed Letter of Transmittal, and the Transfer Agent must receive the notice before the Expiration Date. (See Section 6, “Withdrawal Rights.”)

May my Financial Intermediary place any conditions on my tender of Shares?

•	No.

May I place any conditions on my tender of Shares?

•	No.

Is my tender of Shares in the Offer a taxable transaction?

•

It is anticipated that the tender of Shares in exchange for cash will generally be a taxable transaction for U.S. federal income tax purposes either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.” Please consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences. (See Section 13, “Certain U.S. Federal Income Tax Consequences.”)

Is there any reason Shares tendered by me for purchase would not be accepted?

•

In addition to those circumstances described under “Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Shares, the Fund has reserved the right to reject any and all tendered Shares determined by the Fund not to have been tendered in the appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s). Moreover, as further described herein, if more than the Offer Amount is tendered and not withdrawn, any purchases will be made on a pro rata basis.

What should I do if I decide not to tender my Shares for purchase?

•	Nothing. There are no actions that you need to take if you determine not to participate in the Offer.

If I decide not to tender, how will the Offer affect my Shares?

•

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base, as well as the possibility of receiving additional taxable capital gains on the distributions of the sale of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares purchased, could limit the Fund’s ability to use leverage and may have an adverse effect on the Fund’s investment performance. (See Section 9, “Effects of the Offer; Consequences of Participation” and Section 16, “Fees and Expenses.”)

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the Offer?

•

None of the Fund, the Board of Directors or the Investment Advisor is making any recommendation to shareholders regarding whether to tender Shares for purchase or refrain from tendering Shares in the Offer. The Fund has been advised that none of its Board of Directors, officers or named portfolio managers intends to tender any Shares pursuant to the Offer. (See Section 10, “Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares.”)

Will there be additional opportunities to tender my Shares to the Fund?

•

Yes. The Fund has a fundamental policy to make quarterly offers to repurchases between 5% and 25% of its outstanding shares at NAV. The Board has approved, a quarterly repurchase offer amount of 7.5% of outstanding Shares at NAV for each of the Fund’s quarterly repurchase offers through the end of 2026. For quarterly repurchase offers commencing in 2027, subject to applicable law and approval of the Board, the Fund currently expects to offer to repurchase at least 7.5% of outstanding Shares at NAV. (See Section 2, “Purpose of the Offer” and Section 3, “Plans or Proposals of the Fund.”)

How do I obtain more information?

•	Questions and requests for assistance may be directed to your financial adviser, broker/dealer or other financial intermediary which holds your Shares.

•	If your account is held directly at BlackRock, you may contact the Fund at 1-800-882-0052, Option 4.

1.	Price; Number of Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for purchase, and pay for, an aggregate amount of up to 50% of its Shares outstanding as of the Expiration Date that are properly tendered and not timely withdrawn in accordance with Section 6 prior to the Expiration Date. As of August 13, 2025, there were 22,246,250 Institutional Shares outstanding; 38,314 Class A Shares outstanding; and 320,473 Class U Shares outstanding (rounded to the nearest whole Share). The term “Expiration Date” means 4:00 p.m., Eastern time, on September 19, 2025, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration Date” shall mean the time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer prior to the time the Offer expires. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Fund will not be obligated to purchase Shares pursuant to the Offer under certain circumstances. See Section 4, “Certain Conditions of the Offer.”

The purchase price of the Shares will be the NAV per Share determined as of the Valuation Date. On August 13, 2025, the NAV per Institutional Share, Class A Share and Class U Share was $12.47, $12.47 and $12.47, respectively. Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the date of this tender offer and the Valuation Date (the date for which the value of the Shares tendered to the Fund will be determined for purposes of calculating the repurchase price of such Shares), and such change could be material. For the Fund’s most current NAV, you may view online at https://www.blackrock.com/us/individual/products/342396/blackrock-municipal-credit-alpha-portfolio. For additional questions or information during the pendency of this Offer, you may contact the Transfer Agent at 1-800-882-0052, Option 4, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your Shares.

The Offer is being made to all shareholders and is not conditioned upon shareholders tendering for purchase in the aggregate any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more than the Offer Amount is duly tendered for purchase pursuant to the Offer (and not timely withdrawn as provided in Section 6), the Fund, subject to the conditions listed in Section 4, will purchase Shares from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis based upon the number of Shares duly tendered (and not timely withdrawn) by or on behalf of each shareholder. The Fund does not intend to increase the number of Shares offered for purchase, even if more than the Offer Amount is tendered by all shareholders in the aggregate.

The Fund has been advised that none of its Directors, officers or named portfolio managers intends to tender any Shares pursuant to the Offer.

The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a Financial Intermediary, the Financial Intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Trust, except in the circumstances set forth in Section 7, “Payment for Shares.”

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Transfer Agent and making a public announcement thereof. See Section 15, “Amendments; Extensions of Purchase Period; Termination.” The Fund makes no assurance that it will extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares. The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

2.	Purpose of the Offer.

The Offer is intended to provide shareholders with an additional source of liquidity for their Shares. In approving the Offer, the Board considered a number of factors, including the Investment Advisor’s recommendation in favor of the Offer and that the Offer will provide liquidity for certain large shareholders, whose exit from the Fund could lead to enhanced fundraising outcomes and provide stability to shareholders regarding future fund liquidity through steady state repurchase offer amounts going forward. The Board also considered the potential impact of the Offer on the Fund’s ability to implement its investment strategies, and achieve its investment objective. After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board determined to authorize this Offer.

None of the Fund, the Board or the Investment Advisor makes any recommendation to any shareholder as to whether to tender Shares for purchase or to refrain from tendering Shares in the Offer. No person has been authorized to make any recommendation on behalf of the Fund, the Board or the Investment Advisor as to whether shareholders should tender Shares for purchase pursuant to the Offer or to make any representation or to give any information in connection with the Offer other than as contained herein. If made or given, any such recommendation, representation or information must not be relied upon as having been authorized by the Fund, the Board or the Investment Advisor. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Shares for purchase or refrain from participating in the Offer.

3.	Plans or Proposals of the Fund.

Except to the extent described herein or in connection with the operation of the Fund’s automatic dividend reinvestment plan, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund or any of its subsidiaries;

(b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries;

(c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund;

(d) changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

(e) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the 1940 Act;

(f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

(g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i) the acquisition by any person of additional securities of the Fund (other than the Fund’s intention to accept subscriptions for Shares on each business day as described in the Fund’s prospectus), or the disposition of securities of the Fund (other than through periodic repurchase offers by the Fund, including this Offer); or

(j) any changes in the Fund’s Charter, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

4.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend, amend or terminate the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance of or payment for, any tendered Shares, if:

(a) such transactions, if consummated, would (i) impair the Fund’s status as a regulated investment company (“RIC”) under the U.S. federal income tax laws (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of shareholders who receive dividends from the Fund); or (ii) result in the Fund’s asset coverage with respect to any indebtedness or preferred equity being reduced below the asset coverage requirement set forth in the 1940 Act;

(b) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer;

(c) there is, in the Board’s judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board is material to the Fund, or (v) other events or conditions that would have a material adverse effect on the Fund or its shareholders if Shares tendered pursuant to the Offer were purchased;

(d) the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duties owed to the Fund or its shareholders.

The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section 4 shall be final and binding.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Amendments; Extensions of Purchase Period; Termination.”

5.	Procedures for Tendering Shares for Purchase.

A. Proper Tender of Shares.

Shareholders with accounts held directly with the Fund (i.e., you receive account statements directly from BlackRock) wishing to tender Shares pursuant to the Offer must complete and execute the Letter of Transmittal in accordance with the instructions set forth in the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by the Transfer Agent by 4:00 p.m. Eastern time, on the Expiration Date. With respect to shareholders that are required to submit their Letter of Transmittal to the Transfer Agent, Attention: BlackRock Municipal Credit Alpha Fund, Inc., submissions may be made either (a) by mail at BNY Mellon Investment Servicing (US), Inc., P.O. Box 534429, Pittsburgh, PA 15253-4429, or (b) by fax to (844) 569-5573. Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the agent specified in the instructions therein.

If you would like to participate in the Offer, and your Shares are held through a Financial Intermediary, please ask your Financial Intermediary to submit a tender request for you. You may be charged a transaction fee for this service by your Financial Intermediary. Please consider any processing time that may be needed prior to the Expiration Date. Each Financial Intermediary may establish its own specific deadline for receipt of completed tender request materials from its clients.

Letters of Transmittal should not be sent or delivered to the Fund.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a purchase of Shares pursuant to the Offer unless at the time of the request, and at the time the Shares are accepted for payment, the person requesting the purchase has a net long position equal to or greater than the amount requested for purchase in either: (a) Shares, and will deliver or cause to be delivered such Shares for the purpose of purchase to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to purchase, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of requesting the purchase to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to purchase or guarantee of a request to tender on behalf of another person.

The acceptance of Shares by the Fund for purchase will constitute a binding agreement between the participating shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that the shareholder has a net long position in the Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Shares complies with Rule 14e-4.

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares; (b) when and to the extent the Shares are repurchased by the Fund, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Transfer Agent or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares; and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery. If any of the Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any of the Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal. THE METHOD OF DELIVERY OF ANY DOCUMENTS IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment or purchase, or pay for, any Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Shares would be unlawful. The Fund also reserves the absolute right to the extent permitted by law to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

None of the Fund, the Board of Directors, the Investment Advisor, the Transfer Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of the foregoing persons will incur any liability for failure to give any such notice.

D. U.S. Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, the Transfer Agent would generally be required to withhold 24% of the gross payments made pursuant to the Offer to any U.S. Shareholder (as defined below) unless such U.S. Shareholder has completed and submitted to the Transfer Agent an IRS Form W-9. In order to avoid the possibility of backup withholding, all participating U.S. Shareholders are required to provide the Transfer Agent with a properly completed and signed IRS Form W-9. A “U.S. Shareholder” is a shareholder that is a “U.S. person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). In general, a U.S. Shareholder is a shareholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or partnership, or other entity taxed as a corporation or partnership, created or organized in the United States or under the law of the United States or of any State thereof; (c) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

In order to avoid backup withholding, participating Non-U.S. Shareholders (as defined below) must provide the Transfer Agent with a completed IRS Form W-8BEN or W-8BEN-E, or another type of Form W-8 appropriate to the particular Non-U.S. Shareholder. For purposes of this Offer to Purchase, a “Non-U.S. Shareholder” is generally any shareholder that is not a “U.S. person” within the meaning of the Code. Copies of Form W-8BEN or W-8BEN-E are provided with the Letter of Transmittal for Non-U.S. Shareholders. Other types of Form W-8 can be found on the IRS website at https://www.irs.gov/forms-instructions.

Tendering Non-U.S. Shareholders may be subject to U.S. federal withholding tax, even if they submit an appropriate IRS Form W-8 in order to claim an exemption from backup withholding. For an additional discussion of U.S. federal income tax withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering shareholders, see Section 13, “Certain U.S. Federal Income Tax Consequences.”

6.	Withdrawal Rights.

At any time prior to the Expiration Date, any shareholder may withdraw all, but not less than all, of the Shares that the shareholder has tendered. In addition, Shareholders will also have the right to withdraw the tender of Shares at any time after 11:59 p.m., Eastern Time, on October 17, 2025, to the extent the Shares have not yet been accepted for payment as of that date.

To be effective, any notice of withdrawal must be timely received by the Transfer Agent. If your Shares are held at your Financial Intermediary, you may withdraw your tendered Shares prior to the Expiration Date by submitting notice to your Financial Intermediary. In the event you decide to modify or withdraw your tender, you should provide your Financial Intermediary with sufficient notice prior to the Expiration Date. You may resubmit withdrawn Shares by following the purchase procedures before the Offer expires, including during any extension period.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered for purchase by following the procedures described in Section 5 prior to the Expiration Date. Except as otherwise provided in this Section 6, tenders of Shares made pursuant to the Offer will be irrevocable.

None of the Fund, the Board of Directors, the Investment Advisor, the Transfer Agent nor any other person is or will be obligated to give any notice of any defect or irregularity in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

7.	Payment for Shares.

For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Shares that are tendered for purchase (and not timely withdrawn in accordance with Section 6) when, as and if the Fund gives oral or written notice to the tendering shareholder of its acceptance of such Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Shares tendered for purchase promptly after the termination, expiration or withdrawal of the Offer. Unless otherwise indicated on the Letter of Transmittal, properly tendered Shares that are not purchased because of proration will be returned at our expense to you or to other persons at your discretion.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Transfer Agent out of funds made available to it by the Fund. The Transfer Agent will act as agent for the Fund for the purpose of effecting payment to the tendering shareholder. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Transfer Agent of:

(a)	valid instruction from your Financial Intermediary; or

(b)

a Letter of Transmittal (or a copy thereof) properly completed and duly executed with any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer; and all other documents required by the Letter of Transmittal.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, or if a shareholder withdraws tendered Shares, (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Transfer Agent pursuant to the Fund’s dividend reinvestment plan will be returned to the automatic dividend reinvestment plan account maintained by the Transfer Agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 4, “Certain Conditions of the Offer.”

Any tendering shareholder with accounts held directly with the Fund (i.e., you receive account statements directly from BlackRock) or other payee who fails to complete fully and sign the Substitute IRS Form W-9, if one is included with the Letter of Transmittal, may be subject to U.S. federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders with accounts held directly with the Fund (i.e., you receive account statements directly from BlackRock) should provide the Transfer Agent with a completed IRS Form W-8 in order to avoid 24% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Transfer Agent. See Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding.”

8.	Source and Amount of Consideration.

The actual cost of the Offer to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be based on the NAV per Share on the Valuation Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Fund purchased such Shares at a price equal to $12.47 (the NAV per Institutional Share as of August 13, 2025), payments by the Fund to the participating shareholders would be approximately $140,942,399. See Section 9, “Effects of the Offer; Consequences of Participation.”

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio. The Board of Directors believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer.

No funds are expected to be borrowed, directly or indirectly, for the purpose of the Offer. There are no alternative financing arrangements or alternative financing plans. There are no material conditions to the availability of the Consideration for the purposes of this Offer, except as set forth herein. See Section 4, “Certain Conditions of the Offer.”

9.	Effects of the Offer; Consequences of Participation.

The Offer may have certain adverse consequences for tendering and non-tendering shareholders.

A. Effects on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, such dispositions of portfolio securities could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined as of the close of the regular trading session on the NYSE on the Valuation Date, if such a decline continued to the Valuation Date, the consideration received by tendering shareholders would be less than it otherwise might have been. In addition, a sale of portfolio securities will result in increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.

The Fund will sell portfolio securities to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

B. Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) during, or following the end of, the Fund’s fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, while shareholders at the time of a declaration of distributions will receive such distributions, such shareholders would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of July 31, 2025, the end of the Fund’s most recently completed fiscal year, the Fund had net unrealized depreciation of approximately $8,542,297. As of July 31, 2025, the Fund had non-expiring capital loss carryforwards of approximately $96,165,170.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund’s after-tax performance.

The Fund has capital loss carryforwards (and unrealized built-in losses) for U.S. federal income tax purposes. Applicable federal tax law contains rules that impose limitations on the use of capital loss carryforwards and unrealized built-in losses by regulated investment companies such as the Fund that undergo an ownership change. The Offer and other shareholder transactions could result in an ownership change and a material limitation on the use of the capital loss carryforwards and unrealized built-in losses in future years by the Fund. Such a limitation would have the effect of increasing the amount of the Fund’s net capital gains for a given year and, in turn, the amount of capital gains dividends the Fund would need to distribute under applicable federal tax law to avoid U.S. income and excise tax liability. Whether the Fund undergoes an ownership change will depend on various factors, including whether the Offer is oversubscribed such that all tendering shareholders are prorated and would remain shareholders following the Offer.

C. Tax Consequences of Purchases to Shareholders. The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders. See Section 13, “Certain U.S. Federal Income Tax Consequences.”

D. Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses due to a decreased asset base. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund and may have an adverse effect on the Fund’s investment performance. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing shareholders from time to time.

E. Possible Proration. If greater than the Offer Amount of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be purchased.

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Shares

Information, as of particular dates, concerning the Fund’s directors and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The business address and business telephone number of each director and executive officer of the Fund are in care of BlackRock, Inc., 50 Hudson Yards, New York, NY 10001.

To the best of the Fund’s knowledge, no director or executive officer of the Fund beneficially owned Shares of the Fund as of June 30, 2025. Except as set forth below, to the best of the Trust’s knowledge, no person controlling the Trust or the Investment Advisor nor any associate or majority-owned subsidiary of such person beneficially owned Shares of the Trust as of June 30, 2025.

None of the Fund, the Investment Advisor or, to the best of the Fund’s knowledge, any of the Fund’s directors or officers or any person controlling the Fund or the Investment Advisor, has effected any transaction in Shares during the 60 days prior to the date of this Offer to Purchase, except (i) for the issuance of Shares in the ordinary course of business (including dividend reinvestment) and (ii) in connection with the completion of the Fund’s repurchase offer that commenced on July 8, 2025 and expired on August 7, 2025, pursuant to which the Fund offered to repurchase up to 5% of Shares outstanding as of August 7, 2025 at a price equal to the net asset value per Share as of August 7, 2025, in accordance with the terms of such offer as described in the Fund’s Shareholder Repurchase Offer Notice on Form N-23c-3, as filed with the Commission on July 8, 2025. Except as set forth in this Offer to Purchase, none of the Fund, the Investment Advisor or, to the best of the Fund’s knowledge, any of the Fund’s directors or executive officers or any person controlling the Fund or the Investment Advisor, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Fund, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, there is no present or proposed material agreement, arrangement, understanding or relationship with respect to the Offer between the Fund and any of its executive officers, directors, controlling persons or subsidiaries.

The Fund has been advised that none of its Board of Directors, officers or named portfolio managers intends to tender any Shares pursuant to the Offer. Therefore, the Fund does not intend to purchase Shares from any officer or trustee pursuant to the Offer.

To the best of the Fund’s knowledge, no person beneficially owned more than 5% of the voting securities of any class of securities of the Fund as of June 30, 2025, except for the following:

Investor	Address	Shares Held	Shares% Held
Band & Co c/o UU Bank NA	1555 N. Rivercenter Dr., Suite 302 Milwaukee, WI 53212	12,213,144.000	39.90%
Charles Schwab & Co Inc.	101 Montgomery St. San Francisco, CA 94104-4122	3,226,416.039	10.541%
Merrill Lynch Pierce Fenner	4800 E. Deerlake Dr. 3rd Floor Jacksonville, FL 32246-6484	1,813,634.081	5.925%
Pershing LLC	1 Pershing Plaza Jersey City, NJ 07399-0001	1,794,482.572	5.863%

BlackRock Advisors, LLC acts as the investment adviser for the Fund. Pursuant to an investment management agreement between the Investment Advisor and the Fund (the “Investment Management Agreement”), the Fund pays the Investment Advisor a monthly management fee at an annual rate equal to 0.90% of the average daily value of the Fund’s net assets.

A discussion regarding the basis for the approval of the Investment Management Agreement by the Board is available in the Fund’s Semi-Annual Report to shareholders for the period ended July 31, 2024.

On May 3, 2024, the Fund and the Advisor entered into a standstill agreement (the “Standstill Agreement”) with Karpus Management, Inc. (“Karpus”), pursuant to which the Fund agreed to commence a cash tender offer to repurchase 50% of the Fund’s outstanding Shares at a price per share equal to 98% of the Fund’s NAV per Share determined following the expiration of the tender offer. Under the terms of the Standstill Agreement, such tender offer was contingent upon the Fund obtaining all necessary approvals for the conversion of the Fund from a registered closed-end management investment company listed on the NYSE to an unlisted, continuously offered interval fund by December 31, 2024. During the effective period of the Standstill Agreement, Karpus, the Fund and the Advisor agreed to be bound by the terms of the Standstill Agreement, which include an agreement by Karpus to (1) abide by certain standstill covenants (2) withdraw the shareholder proposals and director nominees previously submitted for consideration at the Fund’s 2024 annual meeting of shareholders, and (3) vote its Shares on all proposals submitted to shareholders in accordance with the recommendation of the Board. The Agreement will remain in effect until the earlier of (A) May 3, 2027, and (B) 10 days prior to the record date for the Fund’s 2027 annual meeting of shareholders, unless the Agreement is terminated earlier by the parties.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Service Agreement with BNY Mellon Investment Servicing (US), Inc. The Fund pays BNY Mellon Investment Servicing (US), Inc a monthly fee plus out-of-pocket expenses for the services it provides as transfer, shareholders services and dividend disbursing agent for the Fund.

State Street Bank and Trust Company (“State Street”) serves as custodian for the Fund’s portfolio securities pursuant to the Custodian Agreement (“Custodian Agreement”) entered into with the Fund. Under the Custodian Agreement, the Fund is obligated to pay State Street reasonable compensation for its services and expenses as agreed upon from time to time between the Fund and State Street.

The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

11.	Certain Information about the Fund.

The Fund is a diversified, closed-end management investment company registered under the 1940 Act. The Fund was formed as a Maryland corporation governed by the laws of the State of Maryland on May 15, 2003, and commenced operations on August 1, 2003. On October 1, 2021, the Fund changed its name from “BlackRock Muni Duration Fund, Inc.” to “BlackRock Municipal Income Fund, Inc.” Effective March 24, 2025, the Fund changed its name from “BlackRock Municipal Income Fund, Inc.” to “BlackRock Municipal Credit Alpha Portfolio, Inc.” in connection with its conversion from a registered closed-end management investment company listed on the NYSE to an unlisted, continuously offered “interval fund”. The Fund’s principal office is located at 100 Bellevue Parkway, Wilmington, Delaware 19809, and its telephone number is (800) 882-0052. The Fund’s investment objective is to provide attractive after-tax total return, through income and capital appreciation. The Fund seeks to achieve its investment objective by investing at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in municipal securities and other investments, the income of which is exempt from federal income taxes (except that the interest may be subject to the federal alternative minimum tax).. There can be no assurance that the investment objective of the Fund will be realized.

BlackRock Advisors, LLC acts as the investment adviser for the Fund. The Investment Advisor is responsible for the management of the Fund’s portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operation of the Fund. The Investment Advisor, located at 100 Bellevue Parkway, Wilmington, Delaware 19809, is a wholly-owned subsidiary of BlackRock, Inc.

12.	Additional Information.

The Fund has filed with the Commission a Schedule TO, which provides additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO by visiting the EDGAR database on the Commission’s website (http://www.sec.gov). Copies of the Schedule TO can be obtained, for a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

13.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences of a participating shareholder’s sale of Shares pursuant to the Offer. This discussion is based on current U.S. federal income tax law, including the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not apply to a shareholder that is a member of a class of holders subject to special rules (such as a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a tax-exempt organization, a person that owns Shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, a partnership or other pass-through entity for U.S. federal income tax purposes, an accrual basis taxpayer subject to special tax accounting rules under Section 451(b) of the Code or a U.S. Shareholder (as such term is defined in Section 5, “Procedures for Tendering Shares for Purchase—U.S. Federal Income Tax Withholding” above) whose functional currency for tax purposes is not the U.S. dollar). This summary assumes that the Fund is and will remain a RIC for U.S. federal income tax purposes for the taxable year that includes the purchase of Shares pursuant to the Offer. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Shareholders must consult their own tax advisers with respect to the tax consequences of a sale of Shares pursuant to the Offer, including potential tax consequences in jurisdictions where the shareholder is a citizen, resident or domiciliary.

A. Consequences to U.S. Shareholders of Participating in the Offer.

In General. A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as received in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder’s recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. If the Shares were held for one year or less, such capital gain or loss will be short-term. However, any loss upon an exchange of Shares held for six months or less generally will be treated as a long-term capital loss to the extent of distributions received or deemed received from the Fund that were treated as long-term capital gain. In addition, under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. The deductibility of capital losses is subject to a number of limitations under the Code.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a distribution on its Shares. Any such distribution will be treated as taxable dividend income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares (reducing that basis accordingly) and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rate for dividends and capital gains remains the same for corporate shareholders, under the Code the top income tax rate on ordinary dividend income and short-term capital gains of individuals generally exceeds the maximum tax rate on long-term capital gains.

Each shareholder’s tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis may, under certain circumstances, be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder, or may be lost entirely. With respect to a purchase of Shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds the Fund’s earnings and profits, the method by which a U.S. holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each shareholder should consult its tax adviser with respect to the particular U.S. federal income tax consequences to such shareholder of participating in the Offer.

Constructive Ownership of Shares. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1.

A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership. Shareholders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisers.

2.

A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if (i) the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale, and (ii) immediately following the exchange, the shareholder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of the Fund.

3.

Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test. Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances. In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation was sufficient to constitute a “meaningful reduction.” Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Transfer Agent may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Transfer Agent an IRS Form W-9 (including the Substitute IRS Form W-9, if one is included with the Letter of Transmittal) providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. Certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which generally includes capital gains or dividends recognized upon a sale of Shares pursuant to the Offer.

B. Consequences to Non-U.S. Shareholders of the Fund’s Purchase of Shares Pursuant to the Offer

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized for any particular shareholder as an “exchange” or a “dividend” for tax purposes at the time of the payment, we or the applicable withholding agent may treat any payments to a tendering shareholder that is a Non-U.S. Shareholder and that does not hold its Shares in connection with a trade or business conducted in the United States (and, if required by an applicable income tax treaty, a U.S. permanent establishment) as a dividend for U.S. federal income tax purposes that is subject to U.S. withholding tax at the rate of

30% (or lower rate provided by an applicable treaty). This U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding. In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Transfer Agent before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Transfer Agent a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Transfer Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will generally not be subject to U.S. federal income tax on such gain, unless (i) the gain is effectively connected with the Non-US. Shareholder’s conduct of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a U.S. permanent establishment) or (ii) the Non-U.S. Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of any withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Dividend income or capital gains that are effectively connected with a U.S. trade or business (and, if required under an applicable income tax treaty, are attributable to a U.S. permanent establishment) will generally be taxed on a net income basis at the same rates applicable to U.S. persons (and, in the case of a Non-U.S. Shareholder that is a corporation, may be subject to an additional branch profits tax at the rate of 30% (or lower rate provided by an applicable treaty)). Different rules may also apply in the case of certain Non-U.S. Shareholders that are subject to special rules, including former citizens or residents of the United States and “controlled foreign corporations.” Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. Shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the Non-U.S. Shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. Shareholder must provide the Transfer Agent with a properly completed IRS Form W-8BEN or W-8BEN-E (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as a Non-U.S. Shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. A Non-U.S. Shareholder (other than an individual) may be subject to a 30% withholding tax under FATCA unless such Non-U.S. Shareholder establishes an exemption from such withholding tax under FATCA, typically on IRS Form W-8BEN-E. Amounts withheld under FATCA will be credited against any withholding due for U.S. federal income tax. Non-U.S. Shareholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their participation in the Offer.

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

14.	Certain Legal and Regulatory Matters.

The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions described in Section 4, “Certain Conditions of the Offer.”

15.	Amendments; Extensions of Purchase Period; Termination.

Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in Section 4, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Transfer Agent and by making a public announcement thereto. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. See Section 6, “Withdrawal Rights.” The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to: (a) terminate the Offer and not accept for payment (or pay for) any Shares if any of the conditions referred to in Section 4 has not been satisfied or upon the occurrence and during the continuance of any of the events specified in Section 5; and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Transfer Agent and by making a public announcement thereof. The Fund acknowledges that Rule 14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance or payment for any Shares upon the occurrence of any of the conditions specified in Section 6 without extending the period during which the Offer is open.

Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(c), 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release and filing such release with the Commission.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional Offer materials and extend the Offer to the extent required by Rules 13e-4(e) and 13e-4(f) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through midnight Eastern time.

16.	Fees and Expenses.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Transfer Agent for purposes of the Offer.

17.	Miscellaneous.

The Offer is not being made to, nor will the Fund accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

FINANCIAL STATEMENTS

The audited annual financial statements of the Fund dated July 31, 2024 and the schedule of investments of the Fund dated July  31, 2024, both filed with the SEC on EDGAR on Form N-CSR on October  3, 2024, are incorporated by reference. The unaudited financial statements of the Fund dated January  31, 2025 and the schedule of investments of the Fund dated January 31, 2025, are incorporated by reference.

For accounts held directly with BlackRock, the Letter of Transmittal and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Transfer Agent at one of the addresses set forth below.

The Transfer Agent for the Offer is:

BNY Mellon Investment Servicing (US), Inc.

P.O. Box 534429

Pittsburgh, PA 15253-4429

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and other documents may be directed to the Transfer Agent at the address set forth above, for shareholders who hold their account directly with BlackRock, or your financial adviser, broker/dealer or other financial intermediary which holds your Shares.

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

August 20, 2025

MUNEX_TO_0825